August 23, 2011

Dear valued customers and partners,

This letter is to inform you of a voluntary quarantine action Bacterin is taking to ensure we maintain the highest possible quality and ethical standards in our stewardship of the precious gift of tissue donation.

We initiated this action because of a deficiency discovered in how New Life Generation (NLG), a tissue recovery partner of Bacterin, had administered the standard medical/social history questionnaire for some of its donors.

During a routine FDA audit of NLG, the FDA determined two screeners were not asking the next of kin all of the required questions related to the medical/social inquiry for 50 donors. NLG had previously represented to Bacterin that the questions were asked, but it was later determined after listening to recorded screenings that NLG was deficient in this regard. NLG has since initiated a voluntary recall, and Bacterin’s actions have been made in response.

It is important to note that although there was a deficiency associated with the administration of the medical/social questionnaire, all 50 donors passed the required blood and microbiological testing, their donor consent records are in order, and their medical records were reviewed and approved by Bacterin’s medical director - a licensed physician - before they were released.

Since the FDA inspection, NLG has re-contacted the next of kin using new donor screeners for 47 of the 50 donors, and all 47 were subsequently redeemed eligible for donation. The remaining three donor families are expected to be contacted shortly, with the delay due to donor families relocating or a change in their contact information.

Bacterin and NLG will continue to work closely with the FDA to resolve any unanswered questions on the remaining three medical/social histories, and on any additional steps needed in regard to any tissue already implanted.

Bacterin’s action at this time involves quarantining the tissue from ALL 50 donors that have been released until the disposition of these  tissues is resolved satisfactorily with the FDA. We have also reviewed our donor acceptance criteria for our recovery agencies and have enhanced the reporting criteria for all of our donor procurement partners to include this contingency moving forward.

We have multiple recovery partners and the vast majority of our products are unaffected.  The tissues derived from these 50 donors are less than 1% of our current inventory, and we have ample product to meet our current and future demands. We do not believe this action will materially affect Bacterin’s operations.

 If you have any additional questions, please feel free to contact me or your local Bacterin representative.

Sincerely,

Guy Cook
CEO
Bacterin International Holdings Inc.